Exhibit 10.2

Restricted Stock Agreement Number

FORM OF
CAPITAL BANCORP, INC.
2017 STOCK AND INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT

Capital Bancorp, Inc., a Maryland corporation (the “Company”), hereby grants a restricted common stock (“Common Stock”) award (the “Stock Award”) to the person named below. This Stock Award is issued pursuant to the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan (the “Plan”) and the terms and conditions of this Stock Award shall be as set forth in the Plan and as are set forth in this Restricted Stock Award Agreement (“Agreement”). Unless otherwise indicated, whenever capitalized terms are used in this Agreement, they shall have the meanings set forth in the Plan.

Date of Grant:              (the “Date of Grant”)
Name of Holder: ____________________________
Number of Shares of Common Stock Covered by Award:
Purchase price per Share of Common Stock (if any): _________________

Restricted Stock Award	This Stock Award is intended to be a restricted stock award within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly.
Minimum Threshold Performance	________________________________
Vesting	If minimum threshold performance threshold is achieved as of December 31st of the year in which this Stock Award is made, this Stock Award shall vest according to the following schedule:

First anniversary of the Grant Date	25%
Second anniversary of the Grant Date	50%
Third anniversary of the Grant Date	75%
Fourth anniversary of the Grant Date	100%

Regular Termination
Except as otherwise provided herein, if your service with the Company terminates for any reason, the unvested portion of your Stock Award will be forfeited at the close of business on your termination/resignation date.

Change in Control	Upon a Change in Control, the treatment of any unvested portion of your Stock Award shall be governed by Article X of the Plan.
Death	If you die while in service with the Company, your Stock Award will immediately vest in full in the year of your death.
Disability
If your service terminates because of your Disability, your Stock Award will immediately vest in full in the year of your disability. “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. The Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company in which a Participant participates.

Leaves of Absence
For purposes of this Stock Award, your service does not terminate when you go on a bona fide leave of absence approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is otherwise required by applicable law. However, your service will be treated as having been terminated 90 days after you begin a leave of absence, unless your right to return to work is guaranteed by law or by a contract. Your service shall terminate in any event when the approved leave of absence ends unless you immediately return to service. The Company shall determine which leave of absence counts as service for this purpose, and when your service terminates for all purposes under the Plan and this Agreement.

Withholding Taxes
The Company shall be entitled to deduct from other compensation payable to you any sums required by federal, state, or local tax law to be withheld with respect to the vesting of the Stock Award. In the alternative, the Company may require you to pay such required sums directly to the Company. If you are required to pay the sum directly to the Company, payment in cash or by check for such sums required to pay the taxes due shall be delivered to the Company. You may elect to have such tax withholding obligation satisfied, in whole or in part, by authorizing (i) the Company to withhold from vested shares of Common Stock to be issued by the Company, a number of shares of Common Stock with an aggregate Fair Market Value that would satisfy the tax withholding amount due, or (ii) a third party broker to sell a number of vested shares of Common Stock that are otherwise deliverable to you with an aggregate Fair Market Value that would satisfy the tax withholding amount due. The Company shall have no obligation upon vesting of shares of Common Stock to issue stock certificates to you for the vested shares of Common Stock until payment with respect to taxes due has been received, unless the tax withholding as of or prior to the vesting of Common Stock is sufficient to cover all sums due.

Investment Representations
By signing this Agreement, you agree not to sell any shares of Common Stock acquired pursuant to this Stock Award at a time when applicable laws, regulations or the Company’s applicable trading policies prohibit such sale.

If the sale of vested shares of Common Stock under the Plan is not registered under applicable federal and state laws and regulations, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of receipt of the vested portion of the Stock Award that the vested shares of Common Stock being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and you shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

Tax Election
You have considered the availability of all tax elections in connection with the Stock Award, including the advisability of making of an election under Section 83(b) under the Code. In the event that you make a Section 83(b) election with respect to the Stock Award, in accordance with Section 1.83-2(d) of the United States Treasury Regulations, a copy of this election shall be furnished to the Company.

Transfer of Stock Award
Prior to your death, only you may hold the Stock Award to the extent that it represents unvested shares of Common Stock. You cannot transfer or assign this Stock Award to the extent that it represents unvested shares of Common Stock. For instance, you may not sell this Stock Award to the extent that it represents unvested shares of Common Stock or use it as security for a loan. If you attempt to do any of these things, this Stock Award will immediately become invalid. You may, however, dispose of this Stock Award in your will or transfer all or any portion of this Stock Award to a trust established for the sole benefit of you and/or your spouse or children, provided that the transferred portion of the Stock Award shall remain subject to the terms and conditions of this Agreement and the Plan.

Retention Rights	This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your service at any time and for any reason.
Shareholder Rights
Neither you, nor your estate or heirs, have any rights as a shareholder of the Company until a certificate for the vested shares of Common Stock has been issued (or a book-entry account in your name is credited). No adjustments are made for dividends or other rights if the applicable record date occurs before your shares of Common Stock are issued (or a book entry account in your name is credited), except as described in the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of shares of Common Stock covered by this Stock Award shall be adjusted pursuant to the terms of the Plan. Your Stock Award shall be subject to the terms of any agreement of merger, liquidation, or reorganization in the event the Company is the subject of such a transaction.

Receipt and Delivery of Shares
You waive receipt from the Company of a certificate or certificates representing unvested shares of Common Stock pursuant to this Stock Award. You acknowledge that the Company shall retain custody of such certificate or certificates until the restrictions imposed by this Agreement on the unvested shares of Common Stock granted hereunder lapse. You acknowledge that, alternatively in the Company’s sole discretion, the unvested shares of Common Stock granted hereunder may be credited to a book-entry account in your name, with instructions from the Company to the Company’s transfer agent that such shares of Common Stock shall remain restricted until the restrictions imposed by this Agreement on such shares lapse. In such case, you will provide the Company with a duly signed stock power in such form as may be requested by the Company.

Legends	All unvested shares of Common Stock upon grant, whether in certificate form or book-entry account in your name, may bear such legends as may be required under applicable law.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland (without regard to choice of law provisions).
Entire Agreement
This Agreement and the Plan constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter.

Amendment	This Agreement may not be amended or modified in any way unless by a written instrument that specifically states that it is amending this Agreement, executed by each of the parties hereto.
Counterparts
By accepting this Award, the Participant agrees to be bound by the clawback provisions as set forth in Section 15.3 of the Plan, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

Clawback
By accepting this Award, the Participant agrees to be bound by the clawback provisions as set forth in Section 15.3 of the Plan, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

Signature page follows.

By signing below, you agree to all of the terms and conditions set forth herein and in the Plan, a copy of which is also attached.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CAPITAL BANCORP, INC.	HOLDER:

Name:	Name:
Title:

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